EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to incorporation by reference in the Registration Statement of Omni U.S.A., Inc., on Form S-8 to be filed with the Commission on or about June 15, 2006 of our Report dated October 7, 2005 appearing in the Annual Report on Form 10-KSB of Omni U.S.A., Inc. for the year ended June 30, 2005.

/s/ HARPER & PEARSON COMPANY, P.C.

Houston, Texas
June 15, 2006